U.S. Silica Holdings, Inc.

Executive Compensation Clawback Policy

As Amended and Restated July 20, 2023

In the event of any required accounting restatement of the financial statements of U.S. Silica Holdings, Inc. (the “Company”) due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Board of Directors of the Company (the “Board”) or the Compensation Committee (the “Committee”) of the Board shall recover reasonably promptly from any person, who is or was an executive officer, as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Company (each, an “Officer”) the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below); provided that the Board or the Committee shall have the right to recover more than the amount of Erroneously Awarded Incentive-Based Compensation from any Officer whose fraud or other intentional misconduct (in the Board’s or the Committee’s judgment) alone or with others caused such restatement.

The amount of incentive-based compensation that must be recovered from an Officer pursuant to the immediately preceding paragraph in the event that the Company is required to prepare a Restatement is the amount of incentive-based compensation received by an Officer that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For incentive-based compensation based on stock price or total shareholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the incentive-based compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the New York Stock Exchange. For the purposes of this Policy, incentive-based compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable incentive-based compensation award is attained, even if the payment or grant occurs after the end of that period.

In determining the amount of Erroneously Awarded Incentive-Based Compensation to be recovered from an Officer pursuant to the immediately preceding paragraph, this Policy shall apply to all incentive-based compensation received by an Officer: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for the incentive-based compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Officers unless the Board or the Committee determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based

Compensation and provide such documentation to the New York Stock Exchange; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

For purposes of this Policy, “incentive-based compensation” refers to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure,” which refers to measures that are determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

In no event will the Company indemnify any Officer for any amounts that are recovered under this Policy. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

Any recoupment under this Policy will be in addition to any other remedies that may be available under applicable law, including termination of employment. The terms of this Policy shall be binding and enforceable against all persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives.

This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Section 303A.14 of the New York Stock Exchange Listed Company Manual and any related rules or regulations adopted by the Securities and Exchange Commission or the New York Stock Exchange as well as any other applicable law, and shall otherwise be interpreted in the business judgment of the Board. This Policy shall be incorporated by reference into and shall apply to all performance-based compensation plans and awards granted to Officers on or after its adoption by the Committee.

The Committee will review this Policy periodically and may modify this Policy in its sole discretion, including to expand the scope of covered employees, the types of covered compensation and the actions for which recoupment may be sought and to reflect changes in legal and regulatory requirements.
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